Contact:  Robert J. Symon                               For Immediate Release
          214-887-2000


      TRIANGLE PACIFIC COMPLETES ACQUISITION OF HARTCO FLOORING


June 28, 1996

Dallas, Texas. Triangle Pacific Corp. (TRIP-NASDAQ) announced today that it has completed the acquisition of Hartco Flooring Company, formerly a wholly-owned subsidiary of Premark International Inc. The Company reported that the total value of the transaction was approximately $63 million, consisting of approximately $36 million in cash paid to Premark and the balance in existing liabilities of Hartco, including about $15 million of very favorable industrial revenue bond indebtedness. The cash portion of the price was provided principally from the company's cash position plus a modest amount of bank borrowings.

Commenting on the transaction, M. Joseph McHugh, President of Triangle Pacific and of its Flooring Division, said "We are delighted to have added Hartco to our growing line of hard-surfaced flooring products. We expect the combined strengths of the distributors of Bruce Hardwood Floors, Hartco Flooring Company, and Premier Wood Floors to enable hardwood flooring to continue to strengthen its position in the highly-competitive floorcovering market."

Triangle Pacific is the world's largest manufacturer of hardwood flooring and is a major producer of kitchen and bathroom cabinets. It markets its hardwood flooring under the Bruce, Hartco and Premier brand names. Bruce also markets high-pressure laminate flooring products under the name Traffic Zone.